Exhibit 99.1
FOR IMMEDIATE RELEASE —7/28/10
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS REPORTS SECOND QUARTER 2010 RESULTS
Port Washington, New York — July 28, 2010 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the second quarter ended June 30, 2010.
Highlights
•	258,000 square feet of leases were renewed during the quarter at an average increase of 7.3%.

•	Revenues (including all managed properties but excluding non-cash items) at $42.2 million grew by 6.1% over the comparable quarter of 2009.

•	Net operating income (“NOI”) (including all managed properties but excluding non-cash items) was $27.4 million compared to $27.1 million for the comparable quarter of 2009, an increase of 1.2%.

•	Operating funds from operations (“FFO”), excluding non-cash items, was $0.14 per share/OP Unit.

•	Occupancy for all properties, including redevelopment properties, remained 90%.

•	Debt-to-total-market capitalization was reduced to 60.7% as of June 30, 2010 from 78.3% at June 30, 2009.

•	The Company reiterates full year 2010 FFO guidance of $0.60 to $0.70 per share/OP Unit.
Leo Ullman, Cedar’s CEO, stated “The Company’s second quarter, consistent with prior quarters, again featured strong renewals and new leasing results compared to comparable periods last year. The Company continues to focus on carrying out our business plan. This includes: maintaining high occupancy, focusing on improving leasing results, deleveraging our balance sheet, proceeding on completing entitlements for development properties, and accessing opportunistic acquisitions. With our improved financial flexibility, the Company is well-positioned to continue executing on its business strategy, including the pursuit of accretive acquisitions, in the second half of this year and beyond.”
This release refers to certain non-GAAP amounts. Reconciliations of non-GAAP to GAAP amounts are presented in the Company’s Supplemental Financial Information for the period ended June 30, 2010 (page 9) filed contemporaneously with this release as an Exhibit to Form 8-K and are also available on the Company’s website at www.cedarshoppingcenters.com.

Operating Activities
Leasing
In the second quarter of 2010, the Company signed 51 renewal leases, substantially all at stabilized properties, totaling approximately 258,000 square feet of GLA with an average increase in base rents of 7.3%. The Company signed 19 new leases totaling approximately 58,000 square feet at an average base rent of $18.19 per square foot, while the Company had 19 terminated leases, totaling approximately 49,000 square feet, at an average base rent of $15.32 per square foot.
The Company has also substantially completed all renewal leases for 2010 and nearly 50% of renewals for 2011.
Development
The Company continued to make progress on entitlements for its ground-up development project in Kutztown, Pennsylvania and for its redevelopment property in Trexlertown, Pennsylvania. Lease-up at the Company’s Crossroads II and Upland Square ground-up joint venture development properties continues; occupancy levels for each of the two properties as of June 30, 2010 were approximately 79.0%.
Occupancy
Occupancy on an overall basis, including development properties, remained at approximately 90%. Of that amount, the Company’s core properties not undergoing major development or re-tenanting activities was at approximately 93% occupancy. The overall results reflect the lease termination of a single big box club store tenant at The Brickyard (Berlin, Connecticut) property and a lease termination at the Oakhurst property in connection with the completed Blue Mountain Commons ground-up development.
Same-Property Results
The Company’s same-property operating results include 101 properties for the second quarters of both 2010 and 2009. Same-property net operating income, excluding straight-line rents and amortization of intangible lease liabilities, was $21.8 million for the second quarter of 2010 as compared to $22.9 million for the comparable period of 2009. These results reflect, as previously reported, vacancies created in connection with redevelopment and re-tenanting of the Company’s Oakhurst Plaza (where Giant Stores vacated its store in favor of a large new prototype at the Company’s new ground-up development at Blue Mountain Commons a quarter mile away) and The Brickyard property (where the Company expects to replace a departed Sam’s Club with a new large tenant).
Financial Results
For the second quarter of 2010, excluding impairment charges and non-cash revenues from straight line rents and amortization of intangible lease liabilities and certain other non-cash and/or non-recurring items, the Company had stable year-over-year operating results while continuing to greatly improve its balance sheet strength and financial flexibility .
Revenues
Revenues from all owned and managed properties, excluding non-cash items, for the quarter ended June 30, 2010 increased 6.1% to $42.2 million as compared to $39.8 million for the comparable quarter of 2009. Revenues from all owned and managed properties, excluding non-cash items, for the six months ended June 30, 2010 increased 6.7% to $86.6 million as compared to $81.2 million for the comparable period of 2009.
The Company’s revenues, as reported, were $40.7 million and $43.6 million, respectively, for the three months ended June 30, 2010 and 2009, and $85.2 million and $89.0 million, respectively, for the six months ended June 30, 2010 and 2009, reflecting the inclusion of non-cash revenues mentioned above and the exclusion of revenues resulting from the contribution of seven properties to the Cedar/RioCan joint venture.
Net Operating Income (NOI)
NOI attributable to all owned and managed properties, excluding non-cash revenues and mark-to-market adjustments relating to stock-based compensation, increased 1.2% to $27.4 million for the second quarter of 2010 as compared to $27.1 million for the comparable quarter of 2009. The second quarter of 2010 included income from ground-up development projects delivered in 2009 and acquisitions made in the first quarter of 2009, partially offset by reduced income at properties undergoing re-development/re-tenanting, primarily at the Shore Mall, The Brickyard and Oakhurst Plaza. The Company’s NOI attributable to all properties, excluding non-cash revenues and mark-to-market adjustments relating to stock-based compensation, increased 2.7% to $55.3 million for the six months ended June 30, 2010 as compared to $53.8 million for the comparable period of 2009.
NOI, as reported, was $27.7 million for the second quarter of 2010 as compared to $30.7 million for the comparable quarter of 2009, reflecting the inclusion of non-cash revenues and mark-to-market adjustments relating to stock-based compensation mentioned above and the exclusion of NOI resulting from the contribution of seven properties to the Cedar/RioCan joint venture, the Company’s share of which is included in “equity in income of unconsolidated joint ventures”. The Company’s NOI, as reported, was $56.2 million for the six months ended June 30, 2010 as compared to $62.0 million for the comparable period of 2009.
Net Income Attributable to Common Shareholders
As a result primarily of reduced income attributable to the contribution of seven properties to the Cedar/RioCan joint venture, the Company had a net loss, before impairments and mark-to-market adjustments relating to stock-based compensation, of ($1.6) million for the second quarter of 2010 as compared to net income of $2.7 million for the comparable quarter of 2009. The 2010 quarter’s results also reflect (a) lower non-cash revenues, (b) higher interest expense, including amortization of financing costs, resulting from the closing of the stabilized property line of credit, refinancing certain variable-rate loans and completing development projects, partially offset by lower interest expense from the repayment of debt with proceeds from the sales of common stock, (c) higher NOI from the completion of ground-up development projects, and (d) on a per-share basis, issuances of common stock as described below. The Company had a net loss, before impairments and mark-to-market adjustments relating to stock-based compensation, of ($1.5) million for the six months ended June 30, 2010 as compared to net income of $5.8 million for the comparable period of 2009.
Net (loss) income, as reported, was ($4.3) million for the second quarter of 2010 as compared to ($0.4) million for the second quarter of 2009 additionally reflecting higher impairment charges principally in connection with the property “held for sale” as well as a terminated development project, partially offset by lower non-cash stock-based compensation expense. Net (loss), as reported, was ($7.7) million for the six months ended June 30, 2010 as compared to net income of $3.6 million for the comparable period of 2009.
FFO

As a result primarily of reduced income attributable to the contribution of seven properties to the Cedar/RioCan joint venture and issuances of additional shares of common stock, operating FFO for the quarter, before the above-mentioned impairments and non-recurring items, was $9.2 million ($0.14 per share/OP Unit), as compared to $13.9 million ($0.30 per share/OP Unit) for the comparable quarter of 2009. After the impairments and non-recurring items, FFO was $6.5 million ($0.10 per share/OP Unit) as compared to $10.8 million ($0.23 per share/OP Unit) for the comparable quarter of 2009.
Operating FFO for the six months ended June 30, 2010, before the above-mentioned impairments and non-recurring items, was $19.5 million ($0.31 per share/OP Unit), as compared to $28.5 million ($0.61 per share/OP Unit) for the comparable period of 2009. After the impairments and non-recurring items, FFO was $13.0 million ($0.21 per share/OP Unit) as compared to $26.2 million ($0.56 per share/OP Unit) for the comparable period of 2009.
A reconciliation of net income attributable to common shareholders to FFO is contained in the table accompanying this release.
Balance Sheet
The Company has continued to improve its balance sheet strength during 2010. This has been accomplished through the sale of 9.6 million common shares that raised approximately $61 million, the receipt of $10 million in April 2010 as a result of the exercise by RioCan of a warrant to purchase approximately 1.4 million common shares of Cedar stock at $7.00 per share, the ongoing sales of shares under the “SEPA” program that raised approximately $5.0 million, the contribution of five properties to the Cedar/RioCan joint venture, which generated, in 2010, approximately $31 million in net cash proceeds and further reduced the Company’s debt by $94 million. Additionally, the sale of four properties in the Company’s drugstore/convenience center group generated $2 million in net cash proceeds and further reduced the Company’s debt by approximately $8 million. The Company continues to look to opportunistically raise additional capital to further strengthen its balance sheet as market conditions and other business activities warrant, consistent with the Company’s long-term objectives.
The principal cumulative effect of these transactions has been to reduce the Company’s debt-to-total-market capitalization to 60.7% as of June 30, 2010, from 67.1% at the end of 2009 and from 78.3% at June 30, 2009.
Total assets were $1.64 billion at June 30, 2010. The Company had total debt outstanding of $856.1 million at June 30, 2010 as compared to $946.0 million at December 31, 2009 excluding mortgage debt related to properties to be transferred to the Cedar/RioCan joint venture or held for sale. The average interest rate on the Company’s total debt was 5.2% per annum.
At June 30, 2010, the Company’s fixed-rate debt, excluding mortgage debt related to properties held for sale, was approximately 71% of total indebtedness, with a weighted average remaining term of 5.4 years and a weighted average interest rate of 5.8% per annum.
As of June 30, 2010, the Company had 65.1 million shares of common stock outstanding compared to 45.1 million shares at June 30, 2009.

Credit Facilities
The outstanding balance at June 30, 2010 under the Company’s $285 million credit facility for stabilized properties (due 2012 with a one-year extension option) was $81.8 million with an availability of approximately $94.1 million. As of this date, the amount outstanding under the facility is approximately $59 million with an availability of approximately $108 million. This compares to the amount outstanding at June 30, 2009 of $249 million.
The outstanding balance as of June 30, 2010 under the Company’s $150 million credit facility for development properties was approximately $86 million.
The Cedar/RioCan Joint Venture
In the second quarter, the Company completed the transfer of an 80% interest in all seven properties identified under the joint venture arrangement with RioCan. In the aggregate, the transfers of properties generated net cash proceeds of approximately $64 million and reduced debt by $94 million.
Financial Guidance
The Company reported FFO of $0.14 per share/OP Unit excluding impairment charges and mark-to-market adjustments of stock-based compensation. The Company reiterates full year 2010 FFO guidance of $0.60 to $0.70 per share/OP Unit which excludes, as previously disclosed, the following:
•	Acquisitions of properties, whether by the company itself or in joint ventures, including acquisition fees and/or other fees attributable thereto;

•	Sales or other dispositions of properties, including any related gains or impairment charges;

•	Mark-to-market adjustments relating to stock-based compensation; and

•	Other non-recurring transactions
Supplemental Financial Information Package
The Company has issued “Supplemental Financial Information” for the period ended June 30, 2010 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the period ended June 30, 2010, when available, for further details. The Form 10-Q can also be linked through the “Investor Relations” section of the Company’s website.

Investor Conference Call
The Company will host a conference call on Thursday, July 29, 2010, at 9:00 AM EDT to discuss the second quarter results. The conference call can be accessed by dialing (800) 310-6649 or (719) 457-1517 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarshoppingcenters.com. A replay of the call will be available from noon Eastern time on July 29, 2010, until midnight EDT on August 12, 2010. The replay dial-in numbers are (888) 203-1112 or (719) 457-0820 for international callers. Please use passcode 7597341 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on the ownership, operation, development and redevelopment of “bread and butter”® supermarket-anchored shopping centers in coastal mid-Atlantic and New England states. The Company presently owns (both wholly-owned and in joint venture) and manages approximately 13 million square feet of GLA at 118 shopping center properties, of which more than 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years. The Company’s properties have an occupancy rate of approximately 90%.
For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarshoppingcenters.com.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations, or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and/or vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company’s properties if offered for sale; the ability of the Company’s joint venture partners to fund their respective shares of property acquisitions, tenant improvements and capital expenditures; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs;

and the financial flexibility of the Company and its joint venture partners to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.
Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Company’s secured revolving credit facilities.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three and six months ended June 30, 2010 and 2009:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net (loss) income attributable to common shareholders	$(4,251,000)	$(367,000)	$(7,741,000)	$3,582,000
Add (deduct):
Real estate depreciation and amortization	12,327,000	12,646,000	23,655,000	25,092,000
Noncontrolling interests:
Limited partners’ interest	(178,000)	(15,000)	(292,000)	160,000
Minority interests in consolidated joint ventures	(87,000)	309,000	388,000	(45,000)
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,686,000)	(1,638,000)	(3,377,000)	(2,470,000)
Equity in income of unconsolidated joint ventures	(479,000)	(283,000)	(835,000)	(542,000)
FFO from unconsolidated joint ventures	834,000	377,000	1,420,000	736,000
Gain on sale of discontinued operations	5,000	(277,000)	(170,000)	(277,000)

Funds From Operations	$6,485,000	$10,752,000	$13,048,000	$26,236,000

FFO per common share (assuming conversion of OP Units)
Basic and diluted	$0.10	$0.23	$0.21	$0.56

Weighted average number of common shares (basic):
Shares used in determination of basic earnings per share	64,434,000	45,062,000	61,581,000	44,971,000
Additional shares assuming conversion of OP Units	1,945,000	2,018,000	1,965,000	2,018,000

Shares used in determination of basic FFO per share	66,379,000	47,080,000	63,546,000	46,989,000

Weighted average number of common shares (dilutive):
Shares used in determination of diluted earnings per share	64,486,000	45,062,000	61,620,000	44,971,000
Additional shares assuming conversion of OP Units	1,945,000	2,018,000	1,965,000	2,018,000

Shares used in determination of diluted FFO per share	66,431,000	47,080,000	63,585,000	46,989,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Real estate:
Land	$349,710,000	$356,366,000
Buildings and improvements	1,336,366,000	1,316,315,000

	1,686,076,000	1,672,681,000
Less accumulated depreciation	(184,939,000)	(163,879,000)

Real estate, net	1,501,137,000	1,508,802,000

Real estate to be transferred to a joint venture	—	139,743,000
Real estate held for sale — discontinued operations	8,325,000	21,380,000
Investment in unconsolidated joint ventures	27,066,000	14,113,000

Cash and cash equivalents	13,794,000	17,164,000
Restricted cash	12,828,000	14,075,000
Receivables:
Rents and other tenant receivables, net	8,814,000	7,423,000
Straight-line rents	15,807,000	14,545,000
Joint venture settlements	6,146,000	2,322,000
Other assets	7,271,000	9,315,000
Deferred charges, net	34,564,000	36,236,000

Total assets	$1,635,752,000	$1,785,118,000

Liabilities and equity
Mortgage loans payable	$688,265,000	$688,289,000
Mortgage loans payable — real estate to be transferred to a joint venture	—	94,018,000
Mortgage loans payable — real estate held for sale — discontinued operations	4,647,000	12,455,000
Secured revolving credit facilities	167,841,000	257,685,000
Accounts payable and accrued liabilities	29,429,000	46,902,000
Unamortized intangible lease liabilities	51,605,000	53,733,000
Liabilities — real estate held for sale and, at December 31, 2009, real estate to be transferred to a joint venture	1,275,000	5,634,000

Total liabilities	943,062,000	1,158,716,000

Limited partners’ interest in Operating Partnership	10,888,000	12,638,000

Commitments and contingencies	—	—

Equity:
Cedar Shopping Centers, Inc. shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 65,104,000 and 52,139,000 shares, respectively, issued and outstanding)	3,906,000	3,128,000
Treasury stock (1,127,000 and 981,000 shares, respectively, at cost)	(10,521,000)	(9,688,000)
Additional paid-in capital	705,314,000	621,299,000
Cumulative distributions in excess of net income	(175,628,000)	(162,041,000)
Accumulated other comprehensive loss	(4,082,000)	(2,992,000)

Total Cedar Shopping Centers, Inc. shareholders’ equity	607,739,000	538,456,000

Noncontrolling interests:
Minority interests in consolidated joint ventures	66,957,000	67,229,000
Limited partners’ interest in Operating Partnership	7,106,000	8,079,000

Total noncontrolling interests	74,063,000	75,308,000

Total equity	681,802,000	613,764,000

Total liabilities and equity	$1,635,752,000	$1,785,118,000

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues:
Rents	$33,089,000	$35,538,000	$67,497,000	$70,579,000
Expense recoveries	7,312,000	7,972,000	17,322,000	18,133,000
Other	302,000	40,000	428,000	298,000

Total revenues	40,703,000	43,550,000	85,247,000	89,010,000

Expenses:
Operating, maintenance and management	7,671,000	7,583,000	18,245,000	16,644,000
Real estate and other property-related taxes	5,353,000	5,233,000	10,756,000	10,362,000
General and administrative	2,106,000	2,853,000	4,317,000	4,292,000
Impairments	562,000	—	2,117,000	—
Terminated projects and acquisition transaction costs, net	2,000	2,423,000	1,322,000	3,948,000
Depreciation and amortization	12,326,000	12,356,000	23,631,000	24,447,000

Total expenses	28,020,000	30,448,000	60,388,000	59,693,000

Operating income	12,683,000	13,102,000	24,859,000	29,317,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(12,784,000)	(11,795,000)	(26,557,000)	(23,066,000)
Interest income	5,000	4,000	19,000	18,000
Equity in income of unconsolidated joint ventures	479,000	283,000	835,000	542,000
Gain on sale of land parcel	—	(3,000)	—	236,000

Total non-operating income and expense	(12,300,000)	(11,511,000)	(25,703,000)	(22,270,000)

Income (loss) before discontinued operations	383,000	1,591,000	(844,000)	7,047,000

(Loss) income from discontinued operations	(2,925,000)	43,000	(3,033,000)	311,000
Gain on sale of discontinued operations	(5,000)	277,000	170,000	277,000

Total discontinued operations	(2,930,000)	320,000	(2,863,000)	588,000

Net (loss) income	(2,547,000)	1,911,000	(3,707,000)	7,635,000

Less, net loss (income) attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	87,000	(309,000)	(388,000)	45,000
Limited partners’ interest in Operating Partnership	178,000	15,000	292,000	(160,000)

Total net loss (income) attributable to noncontrolling interests	265,000	(294,000)	(96,000)	(115,000)

Net (loss) income attributable to Cedar Shopping Centers, Inc.	(2,282,000)	1,617,000	(3,803,000)	7,520,000

Preferred distribution requirements	(1,969,000)	(1,984,000)	(3,938,000)	(3,938,000)

Net (loss) income attributable to common shareholders	$(4,251,000)	$(367,000)	$(7,741,000)	$3,582,000

Per common share attributable to common sharehoders (basic and diluted):
Continuing operations	$(0.02)	$(0.01)	$(0.08)	$0.07
Discontinued operations	(0.05)	—	(0.05)	0.01

	$(0.07)	$(0.01)	$(0.13)	$0.08

Amounts attributable to Cedar Shopping Centers, Inc. common shareholders, net of limited partners’ interest:
(Loss) income from continuing operations	$(1,406,000)	$(646,000)	$(4,967,000)	$3,019,000
(Loss) income from discontinued operations	(2,840,000)	14,000	(2,939,000)	298,000
Gain on sale of discontinued operations	(5,000)	265,000	165,000	265,000

Net (loss) income	$(4,251,000)	$(367,000)	$(7,741,000)	$3,582,000

Dividends to common shareholders	$5,846,000	$—	$5,846,000	$5,046,000
Per common share	$0.0900	$—	$0.0900	$0.1125

Weighted average number of common shares outstanding	64,434,000	45,062,000	61,581,000	44,971,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2010	2009
Cash flow from operating activities:
Net (loss) income	$(3,707,000)	$7,635,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash provisions:
Equity in income of unconsolidated joint ventures	(835,000)	(542,000)
Distributions from unconsolidated joint ventures	548,000	516,000
Impairments	2,117,000	—
Terminated projects	1,273,000	2,675,000
Impairment — discontinued operations	3,238,000	170,000
Gain on sales of real estate	(170,000)	(513,000)
Straight-line rents	(1,424,000)	(1,176,000)
Provision for doubtful accounts	1,518,000	1,538,000
Depreciation and amortization	23,753,000	25,159,000
Amortization of intangible lease liabilities	(5,427,000)	(6,670,000)
Amortization/market price adjustments relating to stock-based compensation	1,236,000	346,000
Amortization of deferred financing costs	2,493,000	1,464,000
Increases/decreases in operating assets and liabilities:
Rents and other receivables, net	(2,875,000)	(2,896,000)
Joint venture settlements	(2,426,000)	—
Prepaid expenses and other	1,340,000	1,509,000
Accounts payable and accrued expenses	(3,894,000)	(3,946,000)

Net cash provided by operating activities	16,758,000	25,269,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(15,512,000)	(63,593,000)
Net proceeds from sales of real estate	2,056,000	1,480,000
Net proceeds from transfers to unconsolidated joint venture, less cash at dates of transfer	31,513,000	—
Investment in unconsolidated joint ventures	(4,302,000)	(350,000)
Distribution of capital from unconsolidated joint venture	1,559,000	—
Construction escrows and other	1,156,000	(984,000)

Net cash provided by (used in) investing activities	16,470,000	(63,447,000)

Cash flow from financing activities:
Net (repayments)/advances (to)/from revolving credit facilities	(89,844,000)	16,435,000
Proceeds from mortgage financings	16,242,000	44,231,000
Mortgage repayments	(16,457,000)	(13,519,000)
Payments of debt financing costs	(998,000)	(2,429,000)
Termination payments related to interest rate swaps	(5,476,000)	—
Noncontrolling interests:
Contributions from consolidated joint venture minority interests, net	—	12,212,000
Distributions to consolidated joint venture minority interest	(660,000)	(2,061,000)
Redemption of Operating Partnership Units	(485,000)	—
Distributions to limited partners	(353,000)	(227,000)
Net proceeds from the sales of common stock	65,913,000	—
Exercise of warrant	10,000,000	—
Preferred stock distributions	(3,938,000)	(3,938,000)
Distributions to common shareholders	(10,542,000)	(5,046,000)

Net cash (used in) provided by financing activities	(36,598,000)	45,658,000

Net (decrease) increase in cash and cash equivalents	(3,370,000)	7,480,000
Cash and cash equivalents at beginning of period	17,164,000	8,231,000

Cash and cash equivalents at end of period	$13,794,000	$15,711,000